Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-283664) and related Prospectus of Verizon Communications Inc. (“Verizon”) for the registration of $2,191,082,000 aggregate principal amount of 4.780% Notes due 2035, and to the incorporation by reference therein of our reports dated February 12, 2025, with respect to the consolidated financial statements of Verizon, and the effectiveness of internal control over financial reporting of Verizon, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
New York, New York

February 19, 2025